Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Chief Executive Officer	Rx Communications
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

CATALYST PHARMACEUTICAL PARTNERS ANNOUNCES TOP-LINE RESULTS OF

CPP-109 PHASE II TRIAL FOR COCAINE ADDICTION

Management will host Conference Call at 9:00 AM ET Today

CORAL GABLES, FL, May 29, 2009 Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX) today announced top-line results from its U.S. Phase II clinical trial to treat cocaine addiction. The data from the trial showed that CPP-109 did not demonstrate statistical significance in the primary endpoint — that a significantly larger proportion of CPP-109-treated subjects than placebo-treated subjects were cocaine-free during the last two weeks of the treatment period (Weeks 11 and 12). The clinical trial did not reveal any unexpected “serious” adverse events.

Complete analyses of the clinical trial data (secondary clinical end-points and safety data) are ongoing. Based on the results of these analyses, Catalyst will evaluate what measures, if any, could be applied to improve the outcome of future studies and will also determine next steps to be taken regarding the development of CPP-109 for the treatment of cocaine addiction. In addition, Catalyst intends to investigate the reasons for the disparity between these trial results and previously published clinical and non-clinical results evaluating vigabatrin as a treatment for cocaine addiction. Catalyst expects to complete the analyses during the third quarter after fully unblinding the trial data and will then formulate future development plans.

Patrick J. McEnany, Catalyst’s Chairman, President and Chief Executive Officer, commented, “We are obviously disappointed in the cocaine trial results, given the positive results of three prior human trials and numerous animal studies; however, we are not ready to abandon our view that CPP-109 has the potential for use in treating cocaine addiction, which still represents a significant unmet medical need. We will carefully study the results of our trial and assess the appropriate path for conducting future clinical trials evaluating CPP-109 for the treatment of cocaine addiction. We also expect to have the results of our methamphetamine proof-of-concept study during the third quarter, which will provide us with data that we can use to assess the next steps in our strategy.”

Mr. McEnany continued, “As previously reported, we have sufficient cash to complete the analysis of the results from our cocaine trial, to complete our methamphetamine proof-of- concept study and to continue our operations through the end of 2010 without additional funding. As a result, we believe that we have sufficient financial and human resources to pursue a variety of strategies, which we will discuss in detail as they are developed.”

Conference Call

The Company will host a conference call today at 9:00 AM ET to discuss the trial results. Participants may call 888-715-1402 (domestic) and 913-312-1436 (international) prior to the 9:00 AM ET start time and ask for the Catalyst Pharmaceutical Partners conference call hosted by Mr. McEnany. The teleconference replay will be available two hours after completion through Friday, June 5, 2009 at 888-203-1112 (domestic) and 719-457-0820 (international). The access number is 6820448. In addition, the live webcast may be accessed at http://ir.catalystpharma.com/eventdetail.cfm?eventid=69479 and will be available for one year.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a biopharmaceutical company focused on the development and commercialization of prescription drugs for the treatment of addiction and obsessive-compulsive disorders. The Company has obtained from Brookhaven National Laboratory an exclusive worldwide license for nine patents in the United States relating to the right to use vigabatrin to treat a wide variety of substance addictions and obsessive-compulsive disorders. Catalyst has also been granted rights to Brookhaven’s vigabatrin-related foreign patents or patents pending in more than 30 countries. The Company’s initial product candidate based on vigabatrin is CPP-109. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (“FDA”) for the treatment of cocaine addiction. This indicates that the FDA has recognized that CPP-109 is intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and which demonstrates the potential to address unmet medical needs. For more information about the Company, go to www.catalystpharma.com.

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including our ability to successfully complete the clinical trials required for us to file a new drug application for CPP-109, our ability to complete such trials on a timely basis within the budgets we establish for such trials, our ability to protect our intellectual property, our ability to continue to list our common stock on the NASDAQ Global Market or to list our common stock on the NASDAQ Capital Market and those other factors described in the Company’s Annual Report on Form 10-K for 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 that the Company has filed with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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